Exhibit 10.2

                           SECOND AMENDED AND RESTATED
                         ALLIANCE STOCK OPTION AGREEMENT


                                    PART I

Optionee:                           Michael L. Burrow

Grant Date:                         December 21, 2001

Extension Date:                     December 20, 2006

Vesting: The option granted hereunder shall vest only upon the consummation of a "Company Sale Event" as defined herein.

Aggregate Number of Option Shares:  300,000

Exercise Price per Share            12/21/06 to 12/20/07               $1.56
                                    12/21/07 to 12/20/08               $1.95
                                    12/21/08 to 12/21/09               $2.44
                                    12/21/09 to 12/20/10               $3.05
                                    12/21/10 to 12/20/11               $3.81

Lapse Date                          Any options not exercised on or prior to
                                    December 20, 2011 (the "Expiration Date") shall lapse and be of no further force and effect.


     Part II of this Agreement is attached hereto and incorporated herein for all purposes. EXECUTED to be effective as of the Grant Date set forth above.

ENGLOBAL CORPORATION                     ALLIANCE 2000, LTD.

By: /s/ William A. Coskey                BHC Management Corporation
------------------------------           General Partner
    William A. Coskey, Chairman

                                         By: /s/ William A. Coskey
                                             -------------------------
                                             William A. Coskey, President


                                         OPTIONEE

                                         Signature: /s/ Michael L. Burrow
                                                    --------------------------
                                                    Michael L. Burrow
                                                    7955 Shire Lane
                                                    Beaumont, TX 77706
                                                    SS#: ###-##-####

                           SECOND AMENDED AND RESTATED
                         ALLIANCE STOCK OPTION AGREEMENT


                                     PART I

Optionee:                            Michael L. Burrow

Grant Date:                          July 29, 2005

Extension Date:                      December 20, 2006

Vesting: The option granted hereunder shall vest only upon the consummation of a "Company Sale Event" as defined herein.

Aggregate Number of Option Shares:   65,000

Exercise Price per Share             12/21/06 to 12/20/07              $1.56
                                     12/21/07 to 12/20/08              $1.95
                                     12/21/08 to 12/21/09              $2.44
                                     12/21/09 to 12/20/10              $3.05
                                     12/21/10 to 12/20/11              $3.81

Lapse Date                           Any options not exercised on or prior to
                                     December 20, 2011 (the "Expiration Date") shall lapse and be of no further force and effect.


     Part II of this Agreement is attached hereto and incorporated herein for all purposes. EXECUTED to be effective as of the Grant Date set forth above.

ENGLOBAL CORPORATION                      ALLIANCE 2000, LTD.

By: /s/ William A. Coskey                 BHC Management Corporation
   -------------------------------        General Partner
    William A. Coskey, Chairman

                                          By: /s/ William A. Coskey
                                              -------------------------
                                              William A. Coskey, President


                                          OPTIONEE

                                          Signature: /s/ Michael L. Burrow
                                                     -------------------------
                                                     Michael L. Burrow
                                                     7955 Shire Lane
                                                     Beaumont, TX 77706
                                                     SS#: ###-##-####

                                     PART II

     This Amended and Restated Stock Option Agreement (this "Agreement") is made and entered into by and between Alliance 2000, Ltd., a Texas limited partnership (the "Alliance"), ENGlobal Corporation, formerly known as Industrial Data Systems Corporation (the "Company" or "ENGlobal") and the optionee named on Part I (the "Optionee"), as of the date set forth on Part I (the "Grant Date"). This Agreement is entered into pursuant to that certain Option Pool Agreement by and between ENGlobal (including its subsidiaries) and Alliance dated to be effective December 21, 2001, together with an amendment and restatement of the Option Pool Agreement dated to be effective December 20, 2006.

                                    RECITALS:

     Alliance and the Company entered into an Option Pool Agreement on December 21, 2001 in order to provide an incentive for key employees of the Company and of its subsidiaries to remain in the service of the Company or its subsidiaries, to extend to them the opportunity to acquire a proprietary interest in the Company so that they would apply their best efforts for the benefit of the Company and its subsidiaries, and would aid the Company in attracting able persons to enter the service of the Company and its subsidiaries.

     To accomplish these purposes, Alliance agreed, in accordance with the terms of an Agreement and Plan of Merger dated July 31, 2001, to give certain current and future employees of ENGlobal options to acquire up to 2,600,000 shares of the common stock, par value, $.001 per share (the "Common Stock"), of ENGlobal held by Alliance in accordance with the terms of the Option Pool Agreement.

     On December 20, 2006, Alliance, the Company, and Optionee amended and restated the terms of the unexpired options granted under the Option Pool Agreement to extend the expiration date to December 20, 2011.

     In consideration of the execution and delivery by Optionee of a Separation Agreement and Full & Final Release of Claims, and for other good and valuable consideration, Alliance, the Company and Optionee wish to amend certain terms of this Agreement.

     NOW, THEREFORE, parties agree as follows:

     1. Grant of the Option. Alliance hereby extends the term of the option granted to Optionee under the Option Pool Agreement (the "Option") to purchase from Alliance the aggregate number of shares set forth on Part 1 (such number being subject to adjustment as provided below and as provided in Section 8) of common stock, $0.001 par value per share, of the Company (the "Shares") on the terms and conditions set forth in this Agreement. The Option may be exercised in whole or in part, subject to the terms and conditions of this Agreement. The Option is not intended to qualify as an "incentive stock option" under Section 422 of the Code.

     2. Exercise Price. The price at which the Optionee shall be entitled to purchase the Shares shall be dependent on the date of exercise, as set forth on
Part I subject to adjustment as provided in Section 8.

     3. Vesting and Term of the Option.

          (a) General. The Option shall vest and be exercisable in the hands of the Optionee only upon the consummation of a Company Sale Event. A "Company Sale Event" is (i) a sale of substantially all of the assets of the company to a person or entity that is not an affiliate of the Company, (ii) any sale in a single transaction or in a series of related and substantially similar contemporaneous transactions of the issued and outstanding securities of the Company representing 50% or more of the total number of shares of the Company then outstanding to any person or entity that is not an affiliate of the selling shareholders, or (iii) any merger, consolidation or reorganization of the Company with or into one or more entities that are not Affiliates of the Company, as a result of which less than 50% of the outstanding voting securities, partnership interests or membership interests of the surviving or resulting entity are owned by the holders of the Company's securities (or their Affiliates) immediately prior to such merger, consolidation or reorganization. Notwithstanding anything to the contrary provided herein, the issuance of securities by the Company in an acquisition by the Company or by any of its subsidiaries of another business shall not constitute a Company Sale Event. Options which shall have vested shall be referred to as "Vested Options".

          (b) Expiration. Notwithstanding any other provision contained herein to the contrary, the unexercised portion of the Option, if any, will automatically and without notice terminate on December 21, 2011 (the "Expiration Date").

     4. Method of Exercising Option. The Optionee may exercise any Vested Option concurrently with the consummation of a Company Sale Event. The Company shall give Optionee at least 30 days notice of the contemplated consummation of a Company Sale Event. Optionee may exercise this Option within 20 days of the receipt of such notice as to some or all of the Option Shares by delivery to the Company and to Alliance of a written notice in the form attached as Exhibit A (the "Exercise Notice"), which Exercise Notice shall be effective, subject to the requirements of this Agreement, on the later of the date received by both of the Company and Alliance. The Exercise Notice shall state the Optionee's election to exercise the Option, the number of Options in respect of which an election to exercise has been made, the method of payment elected (see Section
5), the exact name or names in which the Shares then being purchased will be registered and the social security number of the Optionee. The Exercise Notice must be signed by the Optionee and must be accompanied by payment of the aggregate Exercise Price of the Shares then being purchased, determined in accordance with Part I. All Shares delivered by Alliance upon exercise of the Options as provided in this Agreement shall be fully paid and nonassessable upon delivery. Unless the Shares issued upon the exercise of the Options are then the subject of a registration statement effective under the Securities Act of 1933, as amended ("Securities Act") (and, if required, there is available for delivery a prospectus meeting the requirements of Section 10(a)(3) of the Securities
Act), the delivery of the Exercise Notice shall be deemed to be the making by the person delivering such Exercise Notice of the representations, acknowledgments and agreements which would be contained in the Investment Letter referred to in Section 9.

     5. Method of Payment for Options. If the Company Sale Event results in a cash payment to the Company's stockholders, Optionee may elect to have the cash payment due to Alliance from Optionee upon exercise of the options deducted from the consideration Optionee could otherwise receive on the consummation of the Company Sale Event if the stock were held by Optionee, and the amount deducted shall be deemed paid by Optionee to Alliance as the Exercise Price. Otherwise, unless permitted by Alliance, the full Exercise Price for the Shares purchased upon the exercise of the Vested Options (i.e. the number of Shares being purchased multiplied by the Exercise Price per Share) must be made in cash, unless Alliance and the Company approve an exercise in assets other than cash. which approval may be granted or withheld in the sole discretion of the Company and Alliance. Alliance will accept payment by cashier's check, personal check, provided that if such personal check is returned for insufficient funds, payment for the Shares and for any applicable taxes required to be withheld by the Company shall be deemed not to have occurred. In addition, the Option shall not be deemed to be exercised until the Optionee has provided payment to the Company for withholding taxes, if any, which may be due with respect to such exercise.

     6. Delivery of Shares. No Shares and no consideration received on a Company Sale Event shall be delivered to the Optionee upon exercise of the Option until
(1) the Exercise Price for such Shares being purchased is paid in full in the manner provided in this Agreement by deduction or otherwise as provided in
Section 5; (ii) all the applicable taxes required to be withheld have been paid or withheld in full; and (iii) if required by the Board of Directors, the Optionee has delivered to the Company and Alliance an Investment Letter in form and content satisfactory to the Company as provided in Section 10.

          (a) This Option shall not be transferable by the Optionee, unless Alliance and the Company approve the transfer of this Option, which approval may be granted or withheld in the sole discretion of the Company and Alliance.

          (b) If Optionee attempts or purports to transfer, assign, pledge or hypothecate this Option, or any rights and privileges in connection herewith, in any way, whether by operation of law or otherwise, this Agreement and the Option granted hereunder will automatically terminate and the Option will thereafter be null and void.

     7. Adjustments. If there is any change in the capital structure of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares or similar event (a "Restructuring"), the rights of the Optionee shall be adjusted accordingly, i.e., the number of Shares exercisable hereunder shall be increased proportionately, and the price (including Exercise Price) for each Share shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Options remain exercisable or subject to restrictions. Nothing in this Agreement shall affect in any way the right or power of the Company to make or authorize any Restructuring.

     8. Securities Act. Alliance will not be required to deliver any Shares pursuant to the exercise of all or any part of the Option if, in the reasonable opinion of counsel for Alliance, such delivery would violate the Securities Act or any other applicable federal or state securities laws or regulations. Alliance or the Company may require that the Optionee, prior to the transfer of any such Shares pursuant to exercise of the Option, sign and deliver to the Company a written statement (an "Investment Letter") stating that (a) the Optionee is purchasing the Shares for his own account and other than the Company

Sale Event, is not purchasing the Shares with a view to, or for sale in connection with, any distribution thereof; he has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof and he does not currently have any reason to anticipate a change in the foregoing: (b) the Optionee understands that the Shares have not been registered under the Securities Act or any applicable state securities laws or regulations and, therefore, cannot be offered or resold unless the Shares are so registered or an applicable exemption from registration is available; and (c) the Optionee agrees that the certificates representing the Shares may bear a legend to the effect set forth in clause (b) above. The Investment Letter must be in form and substance acceptable to the Company in its reasonable discretion.

     9. Notice. All notices required or permitted under this Agreement, including an Exercise Notice, must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which actually received by the Company properly addressed to the person who is to receive it. An Exercise Notice shall be effective when actually received by the Company and Alliance; in writing and in conformance with this Agreement. Until changed in accordance herewith, the Company, Alliance and the Optionee specify their respective addresses as set forth below:

        Company:            ENGlobal Corporation
                            654 N. Sam Houston Pkwy. E
                            Suite 400
                            Houston, Texas 77060-5914
                            Attention:  Corporate Secretary

        Alliance:           ALLIANCE 2000, LTD.
                            654 N. Sam Houston Pkwy. E
                            Suite 400
                            Houston, Texas 77060-5914
                            Attention:  General Partner

        Optionee:           As indicated on Part I


     10. Information Confidential. As partial consideration for the granting of this Option, the Optionee agrees that he will keep confidential all information and knowledge that he has relating to the Options granted hereunder; provided, however, that such information may lie disclosed as required by law and may be given in confidence to the Optionee's spouse, tax and financial advisors, or a financial institution to the extent that such information is necessary to obtain a loan.

     11. [INTENTIONALLY DELETED]

     12. No Obligation to Exercise. The Optionee shall have no obligation to exercise any Option granted by this Agreement.

     13. Governing Law: Construction. This Agreement shall be governed by the laws of the State of Texas without regard to choice of law and conflicts of law principles which direct the application of the laws of a different state. Any disputes relating to this Agreement shall be heard in the state and federal courts of Harris County, Texas. Titles and headings are for ease of reference only and shall not be considered in construing this Agreement. Pronouns shall be deemed to include the masculine, feminine, neuter, singular and plural as the context may require. References to sections and exhibits are to Sections and Exhibits of this Agreement unless otherwise indicated. All such Exhibits are incorporated in this Agreement by reference and are a part hereof.

     14. Amendments. This Agreement may be amended only by a written agreement executed by Alliance, the Company and the Optionee.

     15. Proprietary Information. In consideration of Alliance's grant of this Option and in further consideration of the Company's agreement to provide Optionee with confidential information of the Company, Optionee agrees to keep confidential and not to use or to disclose to others at any time during the term of this Agreement or after its termination, except as expressly consented to in writing by the Company or required by law, any secrets or confidential technology or proprietary information of the Company, including, without limitation, any customer list, marketing plans or materials, or other trade secrets of the Company, or any matter or thing ascertained by Optionee through Optionee's affiliation with the Company, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interests of the Company or to give any other party a competitive advantage to the Company. Optionee further agrees that if Optionee's employment with the Company is terminated for any reason, Optionee will neither take nor retain, without prior written authorization from the Company, any documents pertaining to the Company. Without limiting the generality or the foregoing, Optionee agrees that he will not retain, use or disclose any papers, customer lists, marketing materials or information, books, records, files, or other documents, copies thereof, or notes or other materials derived therefrom, or other confidential information of any kind belonging to the Company pertaining to the Company's business, sales, financial condition, or products, and that he will delete all such information from any electronic or other storage owned by Optionee or under Optionee's control. Within five days of a written request from the Company, Optionee will provide the Company with a signed affidavit verifying that all such confidential information has been returned to the Company or destroyed, and has been deleted from electronic or other storage. Without limiting other possible remedies to the Company for the breach of this covenant, Optionee agrees that injunctive or other equitable relief shall be available to enforce this covenant, such relief to be without the necessity of posting a bond, cash, or otherwise. Optionee further agrees that if any restriction contained in this Section is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions contained herein shall be enforced independently of each other. Optionee's obligations under this Section apply to all confidential information of the Company as well as to any and all confidential information relating to the Company's subsidiaries and affiliates.

     16. Noncompetition.

          (a) Basis of Covenants. The Company's business involves providing engineering, technical staffing, automation and control systems, field inspection, and land management and regulatory services to the petroleum refining petrochemical, pipeline, production, and process industries throughout the United States and internationally. Optionee recognizes that the Company's and Alliance's decision to enter into the original Alliance Stock Operation

Agreement and to grant the Option herein granted is induced primarily because of the covenants and assurances made by Optionee in this Agreement and the extension of the termination date provided for in this Agreement is induced primarily by Optionee's effective date of the Separation Agreement and Full and Final Release of Claims signed on the date of this Agreement, and that irrevocable harm and damage will be done to the Company and Alliance if Optionee violates the obligation to maintain the confidentiality of proprietary information, or competes with the Company. Optionee stipulates and agrees that the consideration given by the Company and Alliance in granting this Option and in granting Optionee access to the confidential information of the Company gives rise to the Company's and Alliance's interest in the promises made by Optionee in this paragraph; further, Optionee stipulates that the promises Optionee makes in this paragraph are designed to enforce the promises made by Optionee, including those set forth in paragraph 15. Optionee will continue to receive the Company's proprietary information and will receive training of substantial value as a result of his affiliation with the Company.

          (b) Noncompetition Covenant. Optionee agrees that for as long as Optionee has rights to acquire Shares under this Agreement, Optionee shall not, directly or indirectly, as an employee, employer, contractor, consultant, agent, principal, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business or practice that is in competition in any manner whatsoever with the business of the Company.

          (c) Non-Interference Covenant. Optionee covenants and agrees that, for a period of one year subsequent to the termination, for whatever reason, of his employment with the Company, that Optionee shall not recruit, hire or attempt to recruit or hire, directly or by assisting others, any other employees of the Company, nor shall Optionee contact or communicate with any other employees of the Company for the purpose of inducing other employees to terminate their employment with the Company. For purposes of this covenant, "other employees" means employees who are actively employed by the Company at the time of the attempted recruiting or hiring.

          (d) Remedies.

               (i) This covenant shall be construed as an agreement ancillary to the other provisions of this Agreement and the existence of any claim or cause of action of Optionee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or Alliance of this covenant. Without limiting other possible remedies to the Company or Alliance for breach of this covenant, Optionee agrees that injunctive or other equitable relief will be available to enforce the covenants of this provision, such relief to be without the necessity of posting a bond, cash, or otherwise.

               (ii) If Optionee violates any of the covenants of this paragraph 16, the term of the restriction violated shall be extended by the amount of time that Optionee was in violation.

               (iii) The Company, Alliance and Optionee further agree that if any restriction contained in this paragraph 16 is held by any appropriate forum to be unenforceable or unreasonable, a lesser restriction will be enforced in its place and remaining restrictions contained herein will be enforced independently of each other. Optionee agrees to pay any attorneys fees and expenses incurred by the Company or Alliance if the Company or Alliance chooses, in their sole discretion, to enforce any provision hereunder.

               (iv) If Optionee violates paragraph 15 or 16 of this Agreement at a time that he holds Options, the Options shall be immediately cancelled and shall have no further force and effect. In addition, if Optionee violates paragraph 15 or 16 of this Agreement following his exercise of Options, he shall forfeit to the Company an amount equal to the difference between the fair market value on the date of exercise for the Option exercised and the Exercise Price. This amount shall be paid to the Company in addition to payment of all other damages that the Company and Alliance has suffered as a result of Optionee's breach and in addition to all other relief to which the Company is entitled under this Agreement and under applicable law.

     17. No Rights as a Shareholder. Optionee shall not by virtue of this Agreement, have any rights as a shareholder until the date of the issuance to the Optionee of Shares pursuant to a valid Exercise Notice.

     18. Severability. If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining, provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the parties' respective rights and obligations hereunder.

     19. Entire Agreement. Except as provided below, this Agreement, including the exhibits and schedules attached hereto, if any, contains the entire agreement of the parties with respect to the subject matters hereto, and supersedes all prior agreements between them, whether oral or written, of any nature whatsoever with respect to the subject matter hereof. However, this Agreement does not supersede any agreements between Optionee and the Company for options granted under the Company's Incentive Stock Option Plan, or the Company's rights under any agreement between Optionee and the Company that protects the Company's proprietary information or intellectual property; rather all such rights of the Company under any such agreements shall be in addition to the rights granted herein.

                           EXHIBIT A - EXERCISE NOTICE

     Notice is hereby given to the Company of Optionee's election to exercise Options as follows:

Name of Optionee (please print):_______________________________

Optionee's Social Security Number:_____________________________

A.  Number of Shares to be purchased:
B.  Exercise Price per Share:                               $
C.  Method of payment (Check One):                          Cash:

                                                            Other- as authorized
                                                            By Alliance:

D.  Exercise Price tendered herewith: (A x B)               $
E.  Market Price per Share on date of Exercise:             $
F.  Difference Between Market Price and Exercise Price      $
    (E - B):
G.  Total Difference (F x A):                               $
H.  Withholding Tax Rate:                                   ______%
I   Amount of Tax Withholding tendered herewith (G x H):    $
J.  Total Amount Due on Exercise (D + I):                   $

*Upon exercise of Options, the Company may collect withholding tax on the difference between the market value of the Shares on the day of the exercise less the exercise price (the "difference"). This difference Will be included on a Form W2 issued to the Optionee following the end of the year.

Exact name(s) for Share certificate(s):

Date:________________________

                                            __________________________________
                                            Signature of Optionee

           PLEASE COMPLETE AND SIGN THIS NOTICE AND RETURN IT TO BOTH:

ENGlobal Corporation                     Alliance 2000, Ltd.
654 N. Sam Houston Pkwy. E               654 N. Sam Houston Pkwy. E
Suite 400                                Suite 400
Houston, Texas 77060-5914                Houston, Texas 77060-5914
ATTN:  Corporate Secretary               Attention:  General Partner